Exhibit 99.1

NeoGenomics Reports Record Revenue of $67.7 Million with 14% Increase in Clinical Volume Growth and 95% Increase in Pharma Services Backlog

The Company adopted ASC 606, effective January 1, 2018, using the full retrospective method of adoption. Unless otherwise indicated, all financial results have been restated as if the Company had adopted this standard on January 1, 2017.

Ft. Myers, Florida - July 24, 2018 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services, today reported its results for the second quarter of 2018.

Second Quarter 2018 Highlights:

•	9% increase in consolidated revenue; 12% excluding PathLogic

•	14% increase in clinical genetic testing volume(1)

•	22% increase in Pharma Services revenue; 95% increase in Pharma Services backlog

•	Announced global strategic affiliation with PPD

•	Redeemed 100% of outstanding preferred stock

Consolidated revenues for the second quarter of 2018 were $67.7 million, an increase of 8.8% over the same period in 2017. After adjusting 2017 results for the divestiture of PathLogic, revenue growth was 11.6%. Clinical genetic test volume(1) increased by 14.4% year over year. Average revenue per clinical genetic test (“Revenue per Test”) decreased by 3.6% to $318, primarily due to changes in Medicare reimbursement and regulation.

Consolidated gross profit improved by $3.2 million, or 11.6%, to $30.5 million and consolidated gross margin improved by approximately 120 basis points year-over-year to 45.1%. Gross margin improvement was primarily driven by productivity gains, cost efficiencies and the divestiture of PathLogic. Average cost-of-goods-sold per clinical genetic test ("Cost per Test") decreased by 4.5%.

Consolidated operating expenses increased by $4.2 million, or 16.6% from the prior year, primarily due to the opening of our new Houston laboratory in May 2018, and continued investments in sales and marketing. Excluding the one-time costs related to the Houston expansion, general and administrative expenses increased by 4.0%.

Net loss in Quarter 2 was $0.4 million compared to net income of $0.5 million in the prior year’s second quarter. One-time costs related to the Houston expansion reduced net income by $1.8 million in the quarter. Net income available to common shareholders was $5.9 million, including a $9.1 million gain on the redemption of the preferred stock.

Adjusted EBITDA(2) was $10.1 million in Quarter 2, a 3.9% improvement from the prior year. Adjusted Net Income(2) was $4.5 million compared to $3.5 million in the prior year.

Cash collections remained strong and Days Sales Outstanding (“DSO”) improved 9 days from the second quarter of 2017 to 82 days.

Douglas M. VanOort, the Company’s Chairman and CEO, commented, “We were pleased with the second quarter financial results, and our investments in a variety of growth initiatives are yielding results. During the quarter we closed $26.7 million of new Pharma contracts and ended the quarter with a backlog above $90 million. We continue to invest in growth in our Pharma Services division with the opening of a new lab facility in Houston, TX and with the announcement of a strategic partnership with PPD. Our Clinical division results were very healthy with continued mid-teens percent volume growth, cost efficiencies and outstanding service. We were also pleased to have redeemed the 6.9 million outstanding shares of preferred stock."

2018 Financial Outlook:

NeoGenomics is maintaining its guidance for Revenue and Adjusted EBITDA. The Company has updated its guidance for net income and EPS to reflect the redemption of its preferred stock on June 25, 2018. The Company expects consolidated revenue to be in the range of $260 to $272 million which is unchanged from the guidance issued on February 21, 2018. GAAP Diluted EPS is expected to be $0.01 to $0.06 per share, compared to previous guidance of a loss of ($0.13) to ($0.08) per share. The Company expects Adjusted EBITDA(2) to be in the range of $39 to $43 million, which is also unchanged from the previous guidance issued on February 21, 2018. The Company expects Adjusted diluted EPS(2) to be $0.12 - $0.17 per share compared to previous guidance of $0.16 - $0.20 per share.

Please also refer to the tables reconciling forecasted Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA to their closest GAAP equivalents in the section of this report entitled “Reconciliation of Non-GAAP Financial Guidance to Corresponding GAAP Measures.”

The Company reserves the right to adjust this guidance at any time based on the ongoing execution of its business plan. Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.
____________________

(1)	Clinical genetic tests exclude tests performed for Pharma Services customers and tests performed by PathLogic.

(2)
NeoGenomics has provided adjusted financial information that has not been prepared in accordance with GAAP, including Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS. Each of these measures is defined in the section of this report entitled “Non-GAAP Financial Measures,” and the basis for using these measures is explained in the section entitled “Basis for Non-GAAP Adjustments.” See also the tables reconciling such measures to their closest GAAP equivalent.

Conference Call

The Company has scheduled a web-cast and conference call to discuss their second quarter results on Tuesday, July 24, 2018 at 8:30 AM EDT. Interested investors should dial (877) 407-8035 (domestic) and (201) 689-8035 (international) at least five minutes prior to the call. A replay of the conference call will be available until 8:30 AM on July 31, 2018, and can be accessed by dialing (877) 481-4010 (domestic) and (919) 882-2331 (international). The playback conference ID Number is 33517. The web-cast may be accessed under the Investor Relations section of our website at www.neogenomics.com or http://www.investorcalendar.com/event/33517. An archive of the web-cast will be available until 08:30 AM on October 24, 2018.

About NeoGenomics, Inc.

NeoGenomics, Inc. specializes in cancer genetics testing and information services. The Company provides one of the most comprehensive oncology-focused testing menus in the world for physicians to help them diagnose and treat cancer. The Company’s Pharma Services division serves pharmaceutical clients in clinical trials and drug development.

Headquartered in Fort Myers, FL, NeoGenomics operates CLIA certified laboratories in Aliso Viejo and Fresno, California; Tampa and Fort Myers, Florida; Houston, Texas; Nashville, Tennessee and Rolle, Switzerland. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States. For additional information about NeoGenomics, visit http://neogenomics.com/.

Forward Looking Statements

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including the information set forth in the “Full-Year 2018 Financial Outlook”. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company’s ability to continue gaining new customers, offer new types of tests, integrate its acquisition of the Clarient business, and otherwise implement its business plan, as well as additional factors discussed under the heading “Risk Factors” and elsewhere in the Company’s Quarterly Report on Form 10-K filed with the SEC on March 13, 2018. As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. In addition, it is the Company’s practice to make information about the Company available by posting copies of its Company Overview Presentation from time to time on the Investor Relations section of its website at http://ir.neogenomics.com/.

Forward-looking statements represent the Company’s estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

For further information, please contact:

NeoGenomics, Inc.
William Bonello
Vice President Strategy, Corporate Development and Investor Relations
(239)690-4238 (w) (239)284-4314 (m)
bill.bonello@neogenomics.com

NeoGenomics, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

ASSETS	June 30, 2018	December 31, 2017 (Restated)
Cash and cash equivalents	$9,435	$12,821
Accounts receivable	60,765	60,427
Inventory	6,898	7,474
Other current assets	6,161	5,153
Total current assets	83,259	85,875
Property and equipment (net of accumulated depreciation of $45,678 and $40,530, respectively)	42,873	36,504
Intangible assets, net	71,330	74,165
Goodwill	147,019	147,019
Other assets	1,302	891
TOTAL ASSETS	$345,783	$344,454

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Accounts payable and other current liabilities	$35,565	$27,482
Short-term portion of capital leases and senior debt	12,409	8,989
Total current liabilities	47,974	36,471

Long-term portion of capital leases and senior debt	126,125	96,435
Long-term pharma contract liability	648	283
Deferred income tax liability, net	6,827	6,688
Total long-term liabilities	133,600	103,406
TOTAL LIABILITIES	181,574	139,877

Series A Redeemable Convertible Preferred Stock	—	32,615
Stockholders' Equity	164,209	171,962
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$345,783	$344,454

 NeoGenomics, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (Restated)	2018	2017 (Restated)
Net Revenue:
Clinical testing	$59,540	$55,547	$116,511	$108,455
Pharma Services	8,206	6,717	14,658	11,238
Total Revenue	67,746	62,264	131,169	119,693

COST OF REVENUE	37,216	34,912	73,336	69,392
GROSS PROFIT	30,530	27,352	57,833	50,301

Operating expenses:
General and administrative	20,983	18,432	38,050	35,450
Research and development	1,073	947	2,029	1,809
Sales and marketing	7,680	6,132	14,455	11,779
Total operating expenses	29,736	25,511	54,534	49,038
Income From Operations	794	1,841	3,299	1,263

Interest expense, net	1,407	1,411	2,892	2,775
Other expense	124	—	62	—
Income (loss) before taxes	(737)	430	345	(1,512)
Income tax expense (benefit)	(357)	(53)	81	(832)
Net Income (Loss)	(380)	483	264	(680)

Deemed dividends on preferred stock	9,195	929	10,198	1,822
Amortization of preferred stock beneficial conversion feature	(15,499)	1,710	(13,646)	3,383
Net Income (Loss) Attributable to Common Stockholders	$5,924	$(2,156)	$3,712	$(5,885)

Income (Loss) per Common Share:
Basic	$0.07	$(0.03)	$0.05	$(0.07)
Diluted	$0.07	$(0.03)	$0.04	$(0.07)

Weighted Average Shares Used in Computation of Earnings per Common Share:
Basic	81,017	79,413	80,789	79,075
Diluted	90,168	79,413	89,305	79,075

NeoGenomics, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
CASH FLOWS FROM OPERATING ACTIVITIES	2018	2017 (Restated)
Net income (loss)	$264	$(680)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	7,444	7,906
Amortization of intangibles	2,834	3,450
Amortization of debt issue costs	242	219
Gain/Loss on disposal of assets	106	—
Stock based compensation	3,957	3,052
Changes in assets and liabilities, net	6,105	(9,105)
NET CASH PROVIDED BY OPERATING ACTIVITIES	20,952	4,842

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(8,943)	(7,864)
NET CASH USED IN INVESTING ACTIVITIES	(8,943)	(7,864)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from revolving credit facility, net	10,000	4,997
Redemption of preferred stock	(50,096)	—
Repayment of capital lease obligations/loans	(3,014)	(2,754)
Repayment on term loan and revolving credit facility	(7,275)	(1,878)
Proceeds from term loan	30,000	—
Payments of debt issue costs	(576)	—
Proceeds from the exercise of options, warrants and ESPP shares, net of transaction expenses	5,588	1,176
Payments of equity issue costs	—	(112)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(15,373)	1,429
Effects of foreign exchange rate changes on cash and cash equivalents	(22)	—
NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,386)	(1,593)

CASH AND CASH EQUIVALENT, BEGINNING OF PERIOD	12,821	12,525
CASH AND CASH EQUIVALENTS, END OF PERIOD	$9,435	$10,932

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$2,703	$2,573
Income taxes paid	49	102

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING INFORMATION:
Equipment acquired under capital lease/loan obligations	$3,733	$2,557

Use of Non-GAAP Financial Measures
The Company's financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain non-GAAP financial measures. Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of the Company's core operating results and comparison of core operating results across reporting periods. Management also uses non-GAAP financial measures for financial and operational decision making, planning and forecasting purposes and to manage the Company's business. Management believes that these non-GAAP financial measures enable investors to evaluate our operating results and future prospects in the same manner as management. The non-GAAP financial measures do not replace the presentation of GAAP financial results and should only be used as a supplement to, and not as a substitute for, the Company's financial results presented in accordance with GAAP. There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of the Company's recorded costs against its net revenue. In addition, the Company's definition of the non-GAAP financial measures below may differ from non-GAAP measures used by other companies.

Definitions of Non-GAAP Measures

Non-GAAP Adjusted EBITDA

"Adjusted EBITDA" is defined by NeoGenomics as net income from continuing operations before: (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, non-cash stock-based compensation expense, and if applicable in a reporting period, acquisition-related transaction expenses (vi) non-cash impairments of intangible assets (vii) debt financing costs (viii) and other significant non-recurring or non-operating (income) or expenses.

Non-GAAP Adjusted Net Income

"Adjusted Net Income" is defined by NeoGenomics as net income available to common shareholders from continuing operations plus: (i) non-cash amortization of customer lists and other intangible assets, (ii) non-cash stock-based compensation expense, (iii) non- cash deemed dividends on preferred stock, (iv) non-cash amortization of preferred stock beneficial conversion feature, and if applicable in a reporting period (v) acquisition related transaction expenses (vi) non-cash impairments of intangible assets (vii) debt financing costs (viii) and other significant non-recurring or non-operating (income) or expenses.

Non-GAAP Adjusted Diluted EPS

"Adjusted Diluted EPS" is defined by NeoGenomics as Adjusted Net Income divided by Adjusted Diluted Shares outstanding. Adjusted Diluted Shares outstanding is the sum of Diluted shares outstanding and the weighted average number of common shares that would be outstanding if the preferred stock were converted into common stock on the original issue date based on the number of days such common shares would have been outstanding in the reporting period. In addition, if GAAP Net Income is negative and Adjusted Net Income is positive, Adjusted Diluted Shares will also include any options or warrants that would be outstanding as dilutive instruments using the treasury stock method.

Basis for Non-GAAP Adjustments

NeoGenomics' basis for excluding certain expenses (income) from GAAP financial measures, are outlined below:

Moving expenses - These expenses include costs associated with the move of our Houston, Texas facility in 2018 and the move of our Irvine, California facility in 2017 as well as restoring these facilities back to their original condition at the end of the lease terms. We are adjusting for these costs in Adjusted EBITDA as the moves were related to the Clarient acquisition and will not be annually recurring. Without adjusting for these expenses, the Company believes it would be difficult to compare financial results from operations across reporting periods on a consistent basis.

Amortization of intangible assets - The intangible assets that give rise to this amortization expense relate to acquisitions, and the amounts allocated to such intangible assets and the terms of amortization vary by acquisition and type of asset. NeoGenomics excludes these items to provide a consistent basis for comparing operating results across reporting periods, pre and post-acquisition.

Non-cash, stock-based compensation expenses - Because many of the company's full-time physicians reside in California, state regulations against the corporate practice of medicine require us to retain their professional service corporations rather than hire them as employees. GAAP provides that variable stock- based compensation treatment be applied for non-employee service providers. This variable accounting treatment can cause significant fluctuations in quarterly expense based on changes in the Company's stock price from one quarter to the next and result in large positive or negative impacts to total operating expenses. Without adjusting for these non-cash expenses, the Company believes it would be difficult to compare financial results from core operations across reporting periods on a consistent basis.

Deemed dividends on preferred stock - GAAP accounting for the unique structure of the Series A Redeemable Preferred Stock requires the Company to assume that such preferred stock will be outstanding for its entire ten-year term. In addition, GAAP requires that the escalating preferred dividend rate over time be accelerated for accounting purposes and amortized on a straight-line basis over the ten-year life of the instrument, irrespective of the minimal contractual requirements for "paid in kind" stock dividends in the early years. Since such implied dividends are not paid in cash, and since the Company believes that such preferred stock will be redeemed within the first three years it is outstanding, before any significant dividends have accrued under the contractual terms, the Company believes these non-cash expenses are not meaningful in evaluating the operating performance of the Company and it would be misleading to not adjust for such expenses across reporting periods.

Amortization of preferred stock beneficial conversion feature - This non-cash expense is also a direct result of the complex GAAP accounting requirements for our Series A Redeemable Preferred Stock. The Company believes this expense is not meaningful in evaluating the operating performance of the Company, distorts comparisons across reporting periods, and that it would be misleading to not adjust for such expenses across reporting periods.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (Restated)	2018	2017 (Restated)
Net Income (Loss) (GAAP)	$(380)	$483	$264	$(680)
Adjustments to Net Income (Loss):
Interest expense, net	1,407	1,411	2,892	2,775
Income tax expense (benefit)	(357)	(53)	81	(832)
Amortization of intangibles	1,421	1,725	2,834	3,450
Depreciation	3,810	3,926	7,444	7,906
EBITDA	5,901	7,492	13,515	12,619
Further Adjustments to EBITDA:
Facility moving expenses	1,822	264	1,816	615
Non-cash, stock-based compensation	2,333	1,922	3,957	3,052
Adjusted EBITDA (non-GAAP)	$10,056	$9,678	$19,288	$16,286

Reconciliation of GAAP Net Income Available to Common Stockholders to Non- GAAP Adjusted Net Income and GAAP Earnings per Share to Non-GAAP Adjusted Earnings per Share
(Unaudited, in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 (Restated)	2018	2017 (Restated)
Net Income (Loss) attributable to common stockholders (GAAP)	$5,924	$(2,156)	$3,712	$(5,885)
Adjustments to Net Income (Loss):
Amortization of intangibles	1,123	1,139	2,239	2,277
Deemed dividends on preferred stock	9,195	929	10,198	1,822
Amortization of preferred stock beneficial conversion feature	(15,499)	1,710	(13,646)	3,383
Non-cash stock-based compensation expenses	2,284	1,716	3,835	2,787
Facility moving expenses	1,439	174	1,439	406
Adjusted Net Income (non-GAAP)	$4,466	$3,512	$7,777	$4,790

Net loss per common share (GAAP)
Diluted EPS	$0.07	$(0.03)	$0.04	$(0.07)
Adjustments to diluted loss per share:
Amortization of intangibles	0.01	0.01	0.02	0.03
Deemed dividends on preferred stock	0.10	0.01	0.11	0.02
Amortization of preferred stock beneficial conversion feature	(0.17)	0.02	(0.15)	0.04
Non-cash stock based compensation expenses	0.03	0.02	0.04	0.04
Facility moving expenses	0.02	—	0.02	0.01
Rounding and impact of including preferred shares and stock options in Adj. Diluted Shares in net loss periods (3)	(0.01)	0.01	0.01	(0.01)
Adjusted Diluted EPS (non-GAAP)	$0.05	$0.04	$0.09	$0.06

Weighted average shares used in computation of adjusted diluted earnings per share:
Diluted Common Shares (GAAP)	90,168	79,413	89,305	79,075
Options and restricted stock not included in GAAP Diluted Shares (using treasury stock method)	33	1,249	350	1,265
Weighted Avg. Preferred Shares (as converted)	—	6,600	—	6,600
Adjusted Diluted Shares outstanding (non-GAAP)	90,201	87,262	89,655	86,940

__________________

(3) This adjustment is for rounding and in those periods in which there is a net loss attributable to common shareholders, will also compensate for the effects of including the Series A Preferred Shares on an as-converted basis and the treasury stock impact of outstanding stock options in the Adjusted Diluted Shares outstanding, both of which are not included in GAAP Diluted Shares outstanding.

Reconciliation of Non-GAAP Financial Guidance to Corresponding GAAP Measures

2018 net income available to common stockholders calculated in accordance with GAAP will be impacted by certain non-cash charges, including: (i) expenses related to variable stock-based compensation, (ii) approximately $5.7 million of expense related to the amortization of customer lists and other intangibles, (iii) approximately $3.5 million net gain related to preferred stock, comprised of a $9.1 million gain on redemption of preferred stock, offset by $5.6 million in deemed preferred stock dividends and amortization of the beneficial conversion feature, and (iv) approximately $1.8 million in costs related to the Houston expansion . These non-cash charges have been included in GAAP net income (loss) available to common shareholders and GAAP net income (loss) per share; however, they have been removed from Adjusted Net Income and Adjusted Diluted Net Income per Share.

The following table reconciles our 2018 outlook for Net Income and EPS to the corresponding non-GAAP measures of Adjusted Net Income, Adjusted EBITDA and Adjusted Diluted EPS:

	For the Year Ended December 31, 2018
	Low Range	High Range
Net income attributable to common stockholders (GAAP)	$1,200	$5,200
Amortization of intangibles	4,500	4,500
Non-cash, stock-based compensation	6,900	6,900
Facility moving expenses	1,400	1,400
Preferred stock dividends and amortization of BCF	(3,500)	(3,500)
Adjusted Net Income (non-GAAP)	$10,500	$14,500
Interest and taxes	11,000	11,000
Depreciation	17,500	17,500
Adjusted EBITDA (Non-GAAP)	$39,000	$43,000

Net income per common share (GAAP)
Diluted EPS	$0.01	$0.06
Adjustments to diluted loss per share:
Amortization of intangibles	0.05	0.05
Non-cash, stock based compensation expenses (4)	0.08	0.08
Facility moving expenses	0.02	0.02
Preferred stock dividends and amortization of BCF	(0.04)	(0.04)
Adjusted Diluted EPS (non-GAAP)	$0.12	$0.17

Assumed shares outstanding in 2018
Diluted shares outstanding	81,500	81,500
Options not included in diluted shares	2,700	2,700
Series A Preferred Stock outstanding	3,300	3,300
Adjusted diluted shares outstanding (Non-GAAP)	87,500	87,500

____________________

(4) Forecasts of non-cash, stock-based compensation expense assume consistency in the Company's stock price in 2018 and no further stock-based awards requiring variable accounting in accordance with ASU 2018-07.

Supplemental Information
Pharma Revenue, Cost of Revenue and Gross Margin

	Three-Months Ended June 30,			Six-Months Ended June 30,
Pharma Operation:	2018	2017 (Restated)	% Change	2018	2017 (Restated)	% Change
Pharma Revenue	$8,206	$6,717	22.2%	$14,658	$11,238	30.4%
Cost of Revenue	$5,181	$3,915	32.3%	$10,260	$7,688	33.5%
Gross Margin	$3,025	$2,801	8.0%	$4,399	$3,550	23.9%

Supplemental Information
Clinical Genetic(1) Requisitions Received, Tests Performed, Revenue and Cost of Revenue (Unaudited, in thousands, except test and requisition data)

	Three-Months Ended June 30,			Six-Months Ended June 30,
Clinical Genetic Operation:	2018	2017 (Restated)	% Change	2018	2017 (Restated)	% Change
Requisitions received (cases)	109,986	99,247	10.8%	215,215	193,775	11.1%
Number of tests performed	187,189	163,620	14.4%	365,983	319,187	14.7%
Average number of tests/requisition	1.70	1.65	3.1%	1.70	1.65	3.0%

Total clinical genetic testing revenue	$59,540	$53,978	10.3%	$116,511	$105,387	10.6%
Average revenue/requisition	$541	$544	(0.5)%	$541	$544	(0.5)%
Average revenue/test	$318	$330	(3.6)%	$318	$330	(3.6)%

Cost of revenue	$32,034	$29,322	9.2%	$63,076	$58,256	8.3%
Average cost/requisition	$291	$295	(1.4)%	$293	$301	(2.5)%
Average cost/test	$171	$179	(4.5)%	$172	$183	(5.6)%

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(1)	Clinical genetic tests exclude tests performed for Pharma Services customers and tests performed by PathLogic.